Exhibit 4.2

DISTRIBUTION REINVESTMENT PLAN

CNL HEALTHCARE PROPERTIES II, INC., a Maryland corporation (the “Company”), has adopted a Distribution Reinvestment Plan (the “Reinvestment Plan”) on the terms and conditions set forth below.

1. Reinvestment of Distributions. DST Systems, Inc., the reinvestment agent (the “Reinvestment Agent”) for participants (the “Participants”) in the Reinvestment Plan, will receive the cash distributions made by the Company with respect to Class A, Class T and Class I shares of common stock of the Company (the “Shares”) owned by each Participant and enrolled in the Reinvestment Plan (collectively, the “Distributions”). The Reinvestment Agent will apply such Distributions on behalf of the Participants to the purchase of Shares having the same class designation as the applicable class of Shares for such Participant to which such Distributions are attributable, as follows:

(a) During any period when the Company is making a “best-efforts” public offering of Shares, until the Company’s board of directors approves an estimated net asset value per Share, as published from time to time in the Company’s Annual Report on Form 10-K, its Quarterly Report on Form 10-Q and/or its Current Report on Form 8-K with the U.S. Securities and Exchange Commission (the “Commission”), the Reinvestment Agent will invest Distributions in additional Shares at prices per Share equal to the then-current “net investment amount” of the Company’s Shares disclosed in the most recent prospectus for the Company’s ongoing public offering of Shares, which amount will be based on the “amount available for investment/net investment amount” percentage shown in the estimated use of proceeds table of the prospectus for its ongoing public offering. For each class of Shares, this amount will equal (a) the current offering price of the Shares, less (b) the associated selling commission and the dealer manager fee and estimated organization and offering expenses other than the distribution and stockholder servicing fees.  Initially, the “net investment amount” for each class of Shares will be $10.00 per Share, but this amount may change. Once the Company’s board of directors approves an estimated net asset value per Share, the purchase prices for Shares shall be equal to the then-current estimated net asset value per Share.  If the “net investment amount” changes or the Company’s board of directors approves an initial or updated estimated net asset value per Share, the Company will notify stockholders of the new purchase price for Shares through (a) a Current Report on Form 8-K or in its annual or quarterly reports, all publicly filed with the Securities and Exchange Commission or (b) in a separate mailing to the stockholders.  The Company will provide stockholders with at least 10 days’ advance notice of any such price change.

(b) After the termination of the Company’s “best-efforts” public offering of Shares and until the Shares become listed for trading on a national securities exchange, an over-the-counter market or a national market system (collectively, a “Listing”), the Reinvestment Agent will reinvest Distributions paid with respect to any class of Shares in additional Shares of the same class to be acquired from the Company at prices per Share equal to those prices set forth above. Prior to Listing of the Shares, Shares to be in connection with the Reinvestment Plan will be supplied from Shares that are or will be registered with the Commission for use in the Reinvestment Plan.

(c) Upon Listing of the Shares, the Reinvestment Agent may purchase Shares either through the exchange, over-the-counter market or market system on which the Shares are Listed, or directly from the Company pursuant to a registration statement relating to the Reinvestment Plan. In the event that, after Listing occurs:

(i) the Reinvestment Agent purchases Shares on an exchange, over-the-counter market or market system through a registered broker-dealer, the Shares shall be purchased at a per Share price equal to the then-prevailing market price for the Shares at the date of purchase by the Reinvestment Agent and the amount to be reinvested shall be reduced by any brokerage commissions charged by such registered broker-dealer; or

(ii) the Reinvestment Agent purchases Shares on an exchange, over-the-counter market or market system through a registered broker-dealer, the Shares shall be purchased at a per Share price equal to 100% of the average daily open and close sales price per Share, as reported by the exchanges, over-the-counter market or market system, whichever is applicable, as of the distribution reinvestment date, less any brokerage commission charged by such registered broker-dealer; or

(iii) the Reinvestment Agent purchased Shares directly from the Company pursuant to a registration statement relating to the Reinvestment Plan, the price will be disclosed in the registration statement.

(d) Distributions shall be invested by the Reinvestment Agent in Shares, to the extent available, on the date that the Company makes a Distribution. Participants in the Reinvestment Plan may purchase fractional Shares so that 100% of the Distributions will be used to acquire Shares.  If sufficient Shares are not available, the excess Distributions shall be paid to Participants. The purchased Shares will be allocated among the Participants based on the portion of the aggregate Distributions received by the Reinvestment Agent on behalf of each Participant, as reflected in the records maintained by the Reinvestment Agent. The ownership of the Shares purchased pursuant to the Reinvestment Plan shall be reflected on the books of the Company.

(e) The allocation of Shares among Participants may result in the ownership of fractional Shares.

(f) Distributions attributable to Shares purchased on behalf of the Participants pursuant to the Reinvestment Plan will be reinvested in additional Shares in accordance with the terms hereof.

(g) No certificates will be issued to a Participant for Shares purchased on behalf of the Participant pursuant to the Reinvestment Plan. Participants in the Reinvestment Plan will receive statements of account in accordance with Section 6 below.

(h) The Company can determine in its sole discretion how to allocate available Shares between any public primary offering of Shares by the Company or the Reinvestment Plan.

2. Election to Participate. Any stockholder who has received a prospectus for the Reinvestment Plan may elect to participate in and purchase Shares through the Reinvestment Plan at any time by completing and executing a Subscription Agreement or Enrollment Form, as applicable. Participation in the Reinvestment Plan will commence with the next Distribution paid after receipt of the Participant’s notice, provided such notice is received at least 30 days prior to such Distribution, and to all subsequent Distributions. A Participant who has terminated his or her participation in the Reinvestment Plan pursuant to Section 10 will be allowed to participate in the Reinvestment Plan again upon receipt of a then-current prospectus relating to participation in the Reinvestment Plan which contains, at a minimum, the following: (i) the minimum investment amount; (ii) the type or source of proceeds which may be invested; and (iii) the tax consequences of the reinvestment to the Participant; by notifying the Reinvestment Agent and completing any required forms. The Company may elect to deny participation in the Reinvestment Plan with respect to a stockholder that resides in a jurisdiction or foreign country where, in the Company’s judgment, the burden or expense of compliance with applicable securities laws makes participation impracticable or inadvisable.  The Company also reserves the right to prohibit fiduciaries, pension or profit sharing plans, other employee benefit plans, individual retirement accounts and other plans, whether or not subject to the Employee Retirement Income Security Act of 1974, as amended or the Internal Revenue Code of 1986, as amended (“Plans”), from participating in the Reinvestment Plan if such participation could, in the Company’s view, cause the Company’s underlying assets to constitute “plan assets” of such Plans.

3. Distribution of Funds. In making purchases for Participants’ accounts, the Reinvestment Agent may commingle Distributions attributable to Shares owned by Participants in the Reinvestment Plan.

4. Absence of Liability. Neither the Company nor the Reinvestment Agent shall have any responsibility or liability as to the value of the Company’s Shares, any change in the value of the Shares acquired for the Participant’s account, or the rate of return earned on, or the value of, the interest-bearing accounts in which Distributions are invested. Neither the Company nor the Reinvestment Agent shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (a) arising out of the failure to terminate a Participant’s participation in the Reinvestment Plan upon such Participant’s death prior to receipt of notice in writing of such death and the expiration of 30 days from the date of receipt of such notice and (b) with respect to the time and the prices at which Shares are purchased for a Participant. Notwithstanding the foregoing, liability under the federal securities laws cannot be waived. Similarly, the Company and the Reinvestment Agent have been advised that in the opinion of certain state securities commissioners, indemnification is also considered contrary to public policy and therefore unenforceable.

5. Suitability.

(a) Each Participant shall notify the Reinvestment Agent in the event that, at any time during his or her participation in the Reinvestment Plan, there is any material change in the Participant’s financial condition or inaccuracy of any representation under the Subscription Agreement for the Participant’s initial purchase of Shares.

(b) For purposes of this Section 5, a material change shall include any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause the Participant to fail to meet the suitability standards set forth in the Company’s then-current prospectus, as supplemented, for the offering of Shares under this Reinvestment Plan.

6. Reports to Participants. At the end of each quarter, but in no event later than 30 days after the end of each calendar quarter, the Reinvestment Agent will mail and/or make electronically available to each Participant a statement of account describing, as to such Participant, the Distributions received during the quarter, the number of Shares purchased on behalf of Participant pursuant to the Reinvestment Plan during the quarter, the per Share purchase price for such Shares, and the total administrative charge, if any, to such Participant. Tax information for income earned on Shares under the Reinvestment Plan will be provided to each Participant by the Company or the Reinvestment Agent at least annually.

7. Administrative Charges and Reinvestment Plan Expenses. The Company shall be responsible for all administrative charges and expenses charged by the Reinvestment Agent. Any interest earned on Distributions will be paid to the Company to defray costs relating to the Reinvestment Plan.

8. No Drawing. No Participant shall have any right to draw checks or drafts against his or her account or to give instructions to the Company or the Reinvestment Agent except as expressly provided herein.

9. Taxes. Taxable Participants may incur a tax liability for Distributions made with respect to such Participant’s Shares, even though they have elected not to receive their Distributions in cash but rather to have their Distributions held in their account under the Reinvestment Plan. Such Participants will be treated as if they have received the Distributions from the Company and then applied such Distributions to the purchase of Shares in the Reinvestment Plan. In addition, with respect to any Shares purchased through the Reinvestment Plan at a discount to their fair market value, such Participants will be treated as receiving an additional Distribution equal to, and may incur a tax liability with respect to, the amount of such discount.

10. Termination.

(a) A Participant may terminate his or her participation in the Reinvestment Plan at any time without penalty by written notice to the Company. To be effective for any Distribution, such notice must be received by the Company at least 30 days prior to such Distribution. A Participant who chooses to terminate participation in the Reinvestment Plan must terminate his or her entire participation in the Reinvestment Plan and will not be allowed to terminate in part.  Notwithstanding the foregoing, if the Company publicly announces in a filing with the Commission a new estimated net asset value per Share, then a Participant shall have no less than two business days after the date of such announcement to notify the Company in writing of the Participant’s termination of participation in the Reinvestment Plan and the Participant’s termination will be effective for the next date Shares are purchased under the Reinvestment Plan.

(b) Any transfer of Shares by a Participant to a non-Participant will terminate participation in the Reinvestment Plan with respect to the transferred Shares. Participation in the Reinvestment Plan may also be terminated by the Company with respect to any Participant to the extent that a reinvestment of Distributions in Shares would cause the share ownership limitations contained in the Company’s charter to be violated. In addition, the Company will terminate a Participant’s participation in the Reinvestment Plan if it receives a request from the Participant for redemption of all of the stockholder’s Shares under the Company’s redemption plan. If the Company redeems a portion of a Participant’s Shares, the Participant’s participation in the Reinvestment Plan with respect to the Participant’s Shares that were not redeemed will not be terminated unless the Participant requests such termination pursuant to this Section 10. Conversion of a Participant’s Shares from one class to another class pursuant to the Company’s charter will not terminate a Participant’s participation in the Reinvestment Plan with respect to such Shares, though it will cause, from the effective date of conversion, Distributions with respect to such Shares to be applied to the purchase of Shares of such new class.

(b) The Company may terminate or suspend the Reinvestment Plan itself at any time by 10 days’ notice to the Participants.

(c) After termination of the Reinvestment Plan or termination of a Participant’s participation in the Reinvestment Plan, the Reinvestment Agent will send to each Participant (i) a statement of account in accordance with Section 6 hereof, and (ii) a remittance for the amount of any Distributions in the Participant’s account that have not been reinvested in Shares. The record books of the Company will be revised to reflect the ownership of record of the Participant’s whole and fractional Shares. Any future Distributions made after the effective date of the termination will be sent directly to the former Participant or to such other party as the Participant has designated pursuant to an authorization form or other documentation satisfactory to the Company.

11. Amendment. The Company may amend the Reinvestment Plan, including increasing or decreasing the per share purchase price of any class of Shares under the Reinvestment Plan, for any reason upon 10 days’ notice to the Participants.  While the Reinvestment Plan is still in effect and has not been terminated, the Company will not amend the Reinvestment Plan in a manner that would eliminate a Participant’s right to terminate participation in the Reinvestment Plan.

12. Notices. Any notice or other communication required or permitted to be given by any provision of this Reinvestment Plan by a Participant shall be in writing and addressed to CNL Healthcare Properties II, Inc. c/o DST Systems, Inc., 430 W. 7th Street, Ste. 219001, Kansas City, Missouri 64105 if to the Reinvestment Agent, or such other addresses as may be specified by written notice to all Participants. Notices to a Participant may be given by the Company by including such information (a) in a Current Report on Form 8-K or in its annual or quarterly reports, all publicly filed with the Commission or (b) in a separate mailing to Participants at the last addresses of record with the Company. Each Participant shall notify the Company promptly in writing of any change of address.

13. Governing Law. THIS REINVESTMENT PLAN AND A PARTICIPANT’S ELECTION TO PARTICIPATE IN THE REINVESTMENT PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY IN SAID STATE; PROVIDED, HOWEVER, THAT CAUSES OF ACTION FOR VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS SHALL NOT BE GOVERNED BY THIS SECTION 13.